Exhibit 99.1

LIBERTY MEDIA REPORTS FOURTH QUARTER AND YEAR END 2011 FINANCIAL RESULTS

Englewood, Colorado, February 23, 2012 — Liberty Media Corporation (“Liberty”) (Nasdaq: LMCA, LMCB) today reported fourth quarter and year end 2011 results.  Highlights include(1):

•                  Increased STARZ and ENCORE subscriptions by 8% and 1%, respectively

•                  Premiered the STARZ Original series, Spartacus: Vengeance on January 27th, to strong, sustained viewership

•                  Announced new STARZ Original series, Marco Polo, in collaboration with The Weinstein Company and Electus

•                  Extended Starz affiliation agreement with AT&T U-verse

•                  Enhanced Starz liquidity with $1.5 billion credit facility

•                  Value of Liberty’s equity stake in SiriusXM increased to $5.4 billion as of February 22nd, 2012

•                  Repurchased $124 million of Liberty Media stock from November 1st through January 31st, 2012

•                  Repurchased $49 million of old Liberty Starz stock from November 1st through November 28th, 2011

“Starz again posted impressive subscriber gains and accelerated its slate of STARZ Original content with Boss and Spartacus: Vengeance,” stated Greg Maffei, Liberty President and CEO.  “We created an asset backed stock and took advantage of the soft equity markets repurchasing $173 million worth of our shares.  SiriusXM again posted record results and our equity investment in the company is now worth over $5.4 billion.”

Liberty Media’s revenue increased 96% to $1.0 billion in the fourth quarter and 48% to $3.0 billion for the year.  Adjusted OIBDA(2) increased 205% to $323 million for the fourth quarter and 227% to $1.1 billion for the year, while operating income increased 241% to $293 million in the fourth quarter and 391% to $957 million for the year.  The increase in revenue, adjusted OIBDA and operating income for the fourth quarter and the year is primarily related to the one-time recognition of previously deferred revenue and costs at TruePosition.

Starz, LLC

“Starz finished 2011 with solid business performance, including record highs in both STARZ and ENCORE subscriptions,” said Chris Albrecht, Starz, LLC, CEO.  “We could not be more pleased with the performance of Spartacus: Vengeance, which continues to set record new viewership marks for a STARZ Original series.  The anticipation for April’s Magic City is growing and we are heartened by the strong demand received in the global marketplace.  Finally, the recent AT&T U-verse affiliation and Lionsgate movie library licensing agreements fortified our distribution business and long-term content pipeline respectively.”

Starz’s revenue increased 8% to $432 million for the fourth quarter and decreased 1% to $1.6 billion for the year.  The increase in revenue for the fourth quarter was primarily a result of an increase in home video revenue due to the distribution agreement entered into in 2011 with The Weinstein Company LLC and an increase in revenue from the Starz Channels.  Revenue for the year decreased due to the shutdown of the theatrical production and distribution operations in 2010 and the sale of a portion of the animation business in early 2011.  Such decreases more than offset revenue increases in 2011 from the Starz Channels and the home video business.  Subscribers increased 8% and 1% for the STARZ and ENCORE linear channels, respectively, for the fourth quarter compared to the fourth quarter 2010.  Subscription growth in 2011 was negatively impacted by a lack of cooperative marketing campaigns with certain distribution partners and a reduction in subscribers from one flat rate deal affiliate.

Starz’s adjusted OIBDA decreased 15% to $93 million for the fourth quarter and increased 31% to $449 million for the year, while operating income increased 24% to $87 million for the fourth quarter and 51% to $424 million for the year.  The decrease in adjusted OIBDA for the fourth quarter was due primarily to an acceleration of production cost amortization related to changes in the fair value of certain legacy theatrical titles as a result of a decline in their performance in home video during 2011 and increased advertising and marketing costs associated with original programming.  Starz did not have a new original series premiere during the fourth quarter of 2010, while the original series Boss premiered in October 2011.  The increase in adjusted OIBDA for the year was a combination of improved results by the Starz Channels, home video and other businesses and the shutdown of the theatrical production and distribution operations in the prior year.  As discussed above, the elimination of theatrical film releases resulted in less revenue which was more than offset by the elimination of spending in the current year on advertising and marketing associated with the theatrical exhibition of such productions, lower production and acquisition costs and lower home video costs.  The increase in operating income for both periods was due to the fluctuations discussed above combined with a decrease in stock compensation expense for the quarter and the year.

Share Repurchases

From November 1st, 2011 through November 28th, 2011, 485,900 shares of Series A Liberty Capital common stock were purchased at an average cost per share of $76.72 for total cash consideration of $37.3 million (Nasdaq: LCAPA).  From November 1st, 2011 through November 28th, 2011, 727,000 shares of Series A Liberty Starz common stock were purchased at an average cost per share of $67.31 for total cash consideration of $48.9 million (Nasdaq: LSTZA).  From November 29th, 2011 through January 31st, 2012, 1.1 million shares of Series A Liberty Media common stock have been repurchased at an average cost per share of $76.84 for total cash consideration of $86.8 million (Nasdaq: LMCA).  Since the reclassification of the original Liberty Capital tracking stock on March 4th, 2008 through January 31st, 2012, 55.0 million shares have been repurchased at an average cost per share of $28.84 for total cash consideration of $1.6 billion.  These repurchases represent 42.6% of the shares outstanding at the time of the introduction of the original Liberty Media stock.  Liberty has approximately $1.2 billion remaining under its current Liberty Media stock repurchase authorization.

Liberty Media Corporation owns interests in a broad range of media, communications and entertainment businesses. Those interests include its subsidiaries Starz, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., interests in SiriusXM and Live Nation and minority equity investments in Barnes & Noble, Time Warner Inc. and Viacom.

FOOTNOTES

(1)         Liberty’s President and CEO, Gregory B. Maffei, will discuss these highlights and other matters in Liberty’s earnings conference call which will begin at 11:45 a.m. (ET) on February 23, 2012.  For information regarding how to access the call, please see “Important Notice” later in this document.

(2)         For a definition of adjusted OIBDA and applicable reconciliations see the accompanying schedules.

NOTES

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses.

Unless otherwise noted, the foregoing discussion compares financial information for the three and 12 months ended December 31st, 2011 to the same period in 2010.

On September 23rd, 2011, Liberty was split-off from Liberty Interactive Corporation (f/k/a Liberty Media Corporation (“LIC”) (the “Split-Off”).  At the time of the Split-Off, LIC owned all the assets, businesses and liabilities then attributed to the Liberty Capital and Liberty Starz tracking stock groups.  The Split-Off was effected by means of a redemption of all of the Liberty Capital common stock and Liberty Starz common stock of LIC for all of the common stock of Liberty.  This transaction has been accounted for at historical cost due to the pro rata nature of the distribution.

Following the Split-Off, Liberty and LIC operate as separate, publicly traded companies, and neither has any stock ownership, beneficial or otherwise, in the other.  In connection with the Split-Off, Liberty and LIC entered into certain agreements in order to govern certain of the ongoing relationships between the two companies after the Split-Off and to provide for an orderly transition.  These agreements include a Reorganization Agreement, a Services Agreement, a Facilities Sharing Agreement and a Tax Sharing Agreement.  Certain prior period amounts have been reclassified for comparability with the current presentation.

In November 2011, Liberty eliminated the tracking stock structure and now has only one class of common stock outstanding. Series A and B Liberty Capital common stock previously traded under the ticker symbols LCAPA and LCAPB, respectively.  These shares now trade under the ticker symbols LMCA and LMCB, respectively.

The following financial information is intended to supplement Liberty’s consolidated statements of operations to be included in its Form 10-K.

Fair Value of Public Holdings and Derivatives

(amounts in millions and include the value of derivatives)	9/30/2011	12/31/2011
SiriusXM debt and equity(1)	$4,283	5,092
Live Nation debt and equity(2)	338	350
Barnes & Noble investment(3)	206	253
Non-strategic public holdings(4)	1,089	1,187
Total Liberty Media	$5,916	6,882

(1)         Represents the fair value of Liberty Media’s various debt and equity investments in SiriusXM.  The fair value of Liberty Media’s convertible preferred stock is calculated on an as-if-converted basis into common stock.  In accordance with GAAP, Liberty Media accounts for the convertible preferred stock using the equity method of accounting and includes this in its consolidated balance sheet at historical carrying value.

(2)         Represents fair value of Liberty Media’s debt and equity investments.  In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its consolidated balance sheet at its historical carrying value.

(3)         Represents the carrying value of Liberty Media’s preferred equity investment in Barnes & Noble, which is accounted for at fair value on Liberty Media’s balance sheet.

(4)         Represents Liberty Media’s non-strategic public holdings which are accounted for at fair value including any associated equity derivatives on such investments.  Also includes the liability associated with borrowed shares which totaled $1,076 million on September 30th, 2011.  The share borrowing arrangements were settled in December of 2011 by releasing the shares posted as collateral to the counterparty.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	9/30/2011	12/31/2011
Cash and liquid investments(1) (2)	$2,212	2,369
Less: Short-term marketable securities	275	299
Total Liberty Media Cash (GAAP)	$1,937	2,070

Debt:
Bank investment facility	$750	750
Starz bank facility	—	505
Other	41	40
Total Liberty Media Debt (GAAP)	$791	1,295

(1)         Includes $275 million and $299 million of short-term marketable securities with an original maturity greater than 90 days as of September 30th, 2011 and December 31st, 2011, respectively.

(2)         Excludes $638 million and $660 million of restricted cash on September 30th, 2011 and December 31st, 2011, respectively, associated with the bank investment facility, which matures in March 2012.

Liberty Media’s cash and liquid investments increased $157 million, primarily as a result of cash borrowed on the new Starz LLC bank facility, partially offset by stock repurchases in the fourth quarter.  Total Liberty Media debt increased by $504 million, primarily as a result of the borrowings on the new Starz LLC bank facility.

Important Notice: Liberty Media Corporation (Nasdaq: LMCA, LMCB) President and CEO, Gregory B. Maffei will discuss Liberty’s earnings release in a conference call which will begin at 11:45 a.m. (ET) on February 23, 2012.  The call can be accessed by dialing (888) 525-6276 or (719) 325-2411 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed until 2:15 p.m. (ET) March 1st, 2012, by dialing (888) 203-1112 or (719) 457-0820 plus the pass code 3688483#.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, new service and product launches including original content programming, the continuation of our stock repurchase plans, and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty, including the most recent Form 10-K, for additional information about Liberty and about the risks and uncertainties related to Liberty’s business which may affect the statements made in this press release.

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty Media’s consolidated statements of operations, to be included in its Form 10-K, the following is a presentation of quarterly financial and annual information and operating metrics on a stand-alone basis for the largest privately held business (Starz, LLC) owned by Liberty Media at December 31st, 2011, which Liberty has identified as a reportable segment.

Please see below for the definition of adjusted OIBDA and a discussion of why management believes the presentation of adjusted OIBDA provides useful information for investors.  Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified entity to that entity’s operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	4Q10	1Q11	2Q11	3Q11	4Q11
Starz LLC
Revenue	$400	391	403	389	432
Adjusted OIBDA	110	131	118	107	93
Operating income	70	124	112	101	87
Subscription units — Starz	18.2	18.8	19.0	19.0	19.6
Subscription units — Encore	32.8	33.1	32.9	32.8	33.2

ANNUAL SUMMARY

(amounts in millions)	2010	2011
Starz, LLC
Revenue	$1,626	1,615
Adjusted OIBDA	343	449
Operating Income	281	424
Subscription units — Starz	18.2	19.6
Subscription units — Encore	32.8	33.2

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Media and Starz LLC, together with a reconciliation to that entity’s operating income, as determined under GAAP.  Liberty Media defines adjusted OIBDA as revenue less operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation) and excludes from that definition depreciation and amortization, restructuring and impairment charges and legal settlements that are included in the measurement of operating income pursuant to GAAP.

Liberty Media believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business’ ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media’s management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended December 31st, 2010, March 31st, 2011, June 30th, 2011, September 30th, 2011, and December 31st, 2011, respectively and the years ended December 31, 2010 and 2011.

QUARTERLY SUMMARY

(amounts in millions)	4Q10	1Q11	2Q11	3Q11	4Q11
Liberty Media
Adjusted OIBDA	$106	484	124	129	323
Depreciation and amortization	(21)	(21)	(20)	(15)	(13)
Stock compensation expense	(47)	(11)	(10)	(3)	(8)
Gain (loss) on legal settlement	48	7	—	—	(9)
Operating Income	$86	459	94	111	293

ANNUAL SUMMARY

(amounts in millions)	2010	2011
Liberty Media
Adjusted OIBDA	$324	1,060
Depreciation and amortization	(94)	(69)
Stock compensation expense	(83)	(32)
Gain (loss) on legal settlement	48	(2)
Operating Income	$195	957

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for Starz, LLC to that entity’s operating income calculated in accordance with GAAP for the three months ended December 31st, 2010, March 31st, 2011, June 30th, 2011, September 30th, 2011, and December 31st, 2011, respectively and the years ended December 31, 2010 and 2011.

QUARTERLY SUMMARY

(amounts in millions)	4Q10	1Q11	2Q11	3Q11	4Q11
Starz, LLC
Adjusted OIBDA	$110	131	118	107	93
Depreciation and amortization	(5)	(5)	(4)	(4)	(5)
Stock compensation expense	(35)	(2)	(2)	(2)	(1)
Operating Income	$70	124	112	101	87

ANNUAL SUMMARY

(amounts in millions)	2010	2011
Starz, LLC
Adjusted OIBDA	$343	449
Depreciation and amortization	(23)	(18)
Stock compensation expense	(39)	(7)
Operating Income	$281	424

LIBERTY MEDIA CORPORATION

CONSOLIDATED BALANCE SHEET

	12/31/2011	12/31/2010
	amounts in millions
ASSETS
Current assets:
Cash and cash equivalents	$2,070	2,090
Trade and other receivables, net	288	257
Program rights	442	411
Short term marketable securities	299	509
Restricted cash	709	53
Receivable from Liberty Interactive	—	85
Deferred income tax assets	61	—
Other current assets	45	137
Total current assets	3,914	3,542

Investments in available-for-sale securities and other cost investments	1,859	4,550
Investments in affiliates, accounted for using the equity method	567	91
Property and equipment, at cost	504	520
Accumulated depreciation	(289)	(273)
	215	247
Intangible assets not subject to amortization	475	485
Intangible assets subject to amortization, net	135	164
Program rights	320	323
Deferred costs	—	345
Deferred income tax assets	—	371
Other assets, at cost, net of accumulated amortization	238	674
Total assets	$7,723	10,792

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$15	21
Accrued liabilities	313	243
Financial instruments	7	1,222
Current portion of debt	754	37
Deferred income tax liabilities	—	712
Deferred revenue	63	240
Other current liabilities	78	36
Total current liabilities	1,230	2,511

Long-term debt	541	2,101
Deferred revenue	39	846
Deferred income tax liabilities	411	—
Other liabilities	251	308
Total liabilities	2,472	5,766

Equity:
Total stockholders’ equity	5,261	5,026
Noncontrolling interests in equity of subsidiaries	(10)	—
Total equity	5,251	5,026
Commitments and contingencies
Total liabilities and equity	$7,723	10,792

LIBERTY MEDIA CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

	Year ended
	12/31/2011	12/31/2010
	amounts in millions
REVENUE:
Communications and programming services	$3,024	2,050

OPERATING COSTS AND EXPENSES:
Operating	1,600	1,284
Selling, general and administrative, including stock-based compensation	396	525
Legal settlement	2	(48)
Depreciation and amortization	69	94
	2,067	1,855
Operating income	957	195

OTHER INCOME (EXPENSE):
Interest expense	(21)	(65)
Dividend and interest income	79	88
Liberty Interactive interest income (expense)	—	3
Share of earnings (losses) of affiliates, net	49	(64)
Realized and unrealized gains (losses) on financial instruments, net	68	260
Gains (losses) on dispositions, net	(10)	36
Other, net	5	7
	170	265
Earnings (loss) from continuing operations before income taxes	1,127	460
Income tax (expense) benefit	(319)	558
Net earnings (loss)	808	1,018
Less net earnings (loss) attributable to the noncontrolling interests	(4)	(3)
Net earnings (loss) attributable to Liberty Media Corporation shareholders	$812	1,021
Net earnings (loss) attributable to Liberty Media Corporation shareholders:
Liberty Capital common stock	583	815
Liberty Starz common stock	229	206
	$812	1,021

LIBERTY MEDIA CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year ended
	12/31/2011	12/31/2010
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$808	1,018
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	69	94
Amortization of program rights	737	729
Cash payments for program rights	(769)	(650)
Stock-based compensation	32	83
Cash payments for stock-based compensation	(21)	(204)
Noncash interest expense	2	—
Share of (earnings) losses of affiliates, net	(49)	64
Realized and unrealized (gains) losses on financial instruments, net	(68)	(260)
Losses (gains) on disposition of assets, net	10	(36)
Change in tax accounts from Liberty Interactive, net	2	50
Deferred income tax expense (benefit)	58	(782)
Other noncash charges (credits), net	(605)	72
Changes in operating assets and liabilities
Current and other assets	(78)	—
Payables and other liabilities	148	(57)
Net cash provided (used) by operating activities	276	121

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	17	71
Proceeds from settlement of financial instruments, net	—	751
Investments in and loans to cost and equity investees	(350)	(405)
Repayment of loan by Liberty Interactive	—	316
Repayment of loans by cost and equity investees	217	200
Capital expended for property and equipment	(14)	(16)
Net sales (purchases) of short term investments	277	(542)
Net (increase) decrease in restricted cash	(153)	(39)
Reattribution of cash to Liberty Interactive	(264)	(807)
Other investing activities, net	(4)	(13)
Net cash provided (used) by investing activities	(274)	(484)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	506	132
Repayments of debt	(59)	(1,047)
Repurchases of Liberty Media common stock	(465)	(754)
Other financing activities, net	(4)	171
Net cash provided (used) by financing activities	(22)	(1,498)

Net increase (decrease) in cash and cash equivalents	(20)	(1,861)
Cash and cash equivalents at beginning of period	2,090	3,951

Cash and cash equivalents at end of period	$2,070	2,090